Exhibit 99.2

 4  SHARED CULTURE. Partners two highly compatible franchises with a shared relationship banking focus, consistent business models, credit culture and commitment to community  GROWTH. Powerful market share position throughout vibrant Midwest markets, with a liquid and well-capitalized balance sheet, positioning the combined Company for strong organic growth and to be a future leading consolidator in the Midwest  ENHANCED SCALE. 6th largest bank headquartered in the Midwest, with a significant wealth platform and the scale, resources and capabilities to improve customer experience by leveraging best of breed banking strengths and technology  TOP TIER PERFORMANCE. Delivering ~15%1 2022E ROATCE, and significant 2022E EPS accretion, driven by strong core deposit funding and liquidity  DIVERSIFICATION. Complementary and adjacent geographies, with resulting company balancing exposure and market share across multiple key Midwestern markets  LOWER RISK. Limited disruption through virtually no service area overlap and well-regarded combined management team with significant integration experience  Creating the Premier Midwest Banking Franchise  28thLargest commercial bank in the country by assets4  6thLargest commercial bank headquartered in the Midwest by assets2  Old National  First Midwest  MN  IA  WI  MI  KY  IL  IN  $45BAssets  $34BDeposits  $33BWealth AUM  Source: S&P Global Market Intelligence and Company documents. Financial data as of 3/31/21.  Pro forma financial metrics at close assume consensus average estimates per FactSet for each company and other purchase accou nting adjustmentsfurther outlined in the presentation. Assumes fully phased cost savings for illustrative purposes only.Includes depositories headquartered in the Midwest. Excludes merger targets, mutuals and trust banks.Ranked by gross revenue from fiduciary activities for the year ended 12/31/20. Includes U.S.-headquartered depositories with MRQ assets less than $100billion. Excludes merger targets, MOE participants, trust companies and subsidiaries of foreign organizations.Includes major exchange-traded banks headquartered nationwide. Excludes merger targets, mutuals and trust banks.  7thLargest wealth management platform among banks<$100B in  assets  3


OLD NATIONAL
First Midwest Bank
First Midwest Bank

OLD NATIONAL BANCORP® | First Midwest Bancorp, Inc.

Merger of Equals

CREATING THE PREMIER MIDWEST BANKING FRANCHISE

JUNE 1, 2021

Disclaimer

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to First Midwest Bancorp, Inc.'s and Old National Bancorp's beliefs, goals, intentions, and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," "will," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; First Midwest and Old National do not assume any duty, and do not undertake, to update such forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of First Midwest and Old National. Such statements are based upon the current beliefs and expectations of the management of First Midwest and Old National and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Midwest and Old National; the outcome of any legal proceedings that may be instituted against First Midwest or Old National; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); the ability of First Midwest and Old National to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where First Midwest and Old National do business; certain restrictions during the pendency of the proposed transaction that may impact the parties' ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate First Midwest's operations and those of Old National; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; First Midwest's and Old National's success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by Old National's issuance of additional shares of its capital stock in connection with the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of First Midwest and Old National to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of First Midwest and Old National; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on First Midwest, Old National and the proposed transaction; and the other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of each of First Midwest's and Old National's Annual Report on Form 10-K for the year ended December 31, 2020, in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of each of First Midwest's and Old National's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in other reports First Midwest and Old National file with the U.S. Securities and Exchange Commission (the "SEC").

Unaudited Prospective Financial Information

Old National and First Midwest do not, as a matter of course, publicly disclose forecasts or internal projections as to their future financial performance, revenues, earnings, financial condition or other results, given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials. However, Old National and First Midwest are including in this joint investor presentation certain unaudited prospective financial information that was made available in the course of their mutual due diligence and utilized, at their direction, in the fairness opinions rendered by their respective financial advisors. Neither Old National nor First Midwest endorses the prospective financial information as necessarily predictive of actual future results.

Additional Information and Where to Find It

In connection with the proposed transaction, Old National will file a registration statement on Form S-4 with the SEC. The registration statement will include a joint proxy statement of First Midwest and Old National, which also constitutes a prospectus of Old National, that will be sent to First Midwest's and Old National's shareholders seeking certain approvals related to the proposed transaction.

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SECURITY HOLDERS OF FIRST MIDWEST AND OLD NATIONAL AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST MIDWEST, OLD NATIONAL AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about First Midwest and Old National, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by First Midwest will be made available free of charge in the "Investor Relations" section of First Midwest's website, https://firstmidwest.com/, under the heading "SEC Filings." Copies of documents filed with the SEC by Old National will be made available free of charge in the "Investor Relations" section of Old National's website, https://www.oldnational.com/, under the heading "Financial Information."

Participants in Solicitation

First Midwest, Old National, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Midwest's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 13, 2021, and certain other documents filed by First Midwest with the SEC. Information regarding Old National's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 8, 2021, and certain other documents filed by Old National with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Non-GAAP Financial Measures

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this presentation contains certain non-GAAP financial measures. A reconciliation of tangible book value and other ratios is included on page 25. Old National and First Midwest believe that providing certain non-GAAP financial measures provides investors with information useful in understanding performance trends and financial position. Old National and First Midwest use these measures for internal planning and forecasting purposes. Old National, First Midwest, and their respective securities analysts, investors and other interested parties, also use these measures to review peer company operating performance. Old National and First Midwest believe that this presentation and discussion, together with the accompanying reconciliations, provides an understanding of factors and trends affecting Old National's and First Midwest's businesses and allows investor to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and investors are strongly encouraged to review the consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.


MN
WI
MI
IA
IL
IN
KY
Old National
First Midwest

$45B
Assets

$34B
Deposits

$33B
Wealth AUM

6th
Largest commercial bank headquartered in the Midwest by assets[2]

7th
Largest wealth management platform among banks <$100B in assets[3]

28th
Largest commercial bank in the country by assets[4]

Creating the Premier Midwest Banking Franchise

SHARED CULTURE. Partners two highly compatible franchises with a shared **relationship banking focus, consistent business models, credit culture** and **commitment to community**

GROWTH. **Powerful market share** position throughout vibrant Midwest markets, with a liquid and well-capitalized balance sheet, positioning the combined Company for strong organic growth **and to be a future leading consolidator in the Midwest**

ENHANCED SCALE. **6th largest** bank headquartered in the Midwest, with a significant wealth platform and the scale, resources and capabilities to improve customer experience by leveraging **best of breed banking strengths and technology**

TOP TIER PERFORMANCE. Delivering **~15%[1] 2022E ROATCE**, and significant 2022E EPS accretion, driven by **strong core deposit** funding and liquidity

DIVERSIFICATION. **Complementary and adjacent geographies**, with resulting company balancing exposure and market share across multiple key Midwestern markets

LOWER RISK. Limited disruption through virtually no service area overlap and well-regarded combined management team with **significant integration experience**

Source: S&P Global Market Intelligence and Company documents. Financial data as of 3/31/21.
1. Pro forma financial metrics at close assume consensus average estimates per FactSet for each company and other purchase accou nting adjustments further outlined in the presentation. Assumes fully phased cost savings for illustrative purposes only.
2. Includes depositories headquartered in the Midwest. Excludes merger targets, mutuals and trust banks.
3. Ranked by gross revenue from fiduciary activities for the year ended 12/31/20. Includes U.S.-headquartered depositories with MRQ assets less than $100 billion. Excludes merger targets, MOE participants, trust companies and subsidiaries of foreign organizations.
4. Includes major exchange-traded banks headquartered nationwide. Excludes merger targets, mutuals and trust banks.

A Merger of Equals: Key Transaction Terms

Merger Structure
- Merger of Equals
- First Midwest merges into Old National
- 100% stock consideration

Ownership
- 56% Old National
- 44% First Midwest

Consideration
- Fixed exchange ratio
- FMBI shareholders will receive 1.1336 shares of ONB for each FMBI share
- Total value to FMBI shareholders of $21.60 per share, or ~$2.5 billion[1]

Name
- Old National Bancorp
- Old National Bank

Executive Leadership
- Mike Scudder, Executive Chairman
- Jim Ryan, Chief Executive Officer
- Executive team based on a balanced mix of both teams

Dual Headquarters
- Evansville, IN
- Chicago, IL
- Significant executive leadership and operations maintained in both markets

Board of Directors
- 16 members:
  - 8 Old National
  - 8 First Midwest
- Becky Skillman to serve as Lead Independent Director

Timing and Approval
- Approval of ONB and FMBI shareholders
- Customary regulatory approvals
- Anticipated closing in late 2021 / early 2022

1. Based on ONB's closing stock price on 5/28/21 of $19.05.

Balanced Board and Experienced Executive Leadership

One Team, One Culture

Select Executive Leadership Team



Jim Ryan
Chief Executive Officer
Evansville



Mike Scudder
Executive Chairman
Chicago



Mark Sander
President and Chief Operating Officer
Chicago



Brendon Falconer
Chief Financial Officer
Evansville



Kendra Vanzo
Chief Admin. Officer
Evansville



Kevin Geoghegan
Chief Credit Officer
Chicago



Thomas Prame
CEO of Community Banking
Chicago



Jim Sandgren
CEO of Commercial Banking
Evansville



Chady AlAhmar
CEO of Wealth Management
Minneapolis

Strong Executive Team…

…With Proven Leadership

Board of Directors

Select Members

Jim Ryan
Chief Executive Officer

Becky Skillman
Lead Independent Director



8
8

Select Members

Mike Scudder
Executive Chairman

- ✓ **Experienced Board composition with balanced input**
- ✓ **Continued commitment to diversity, equity and inclusion and corporate social responsibility**

Complementary Footprints Connecting Key Midwestern States…

Anchoring the Footprint in the Midwest…



OLD NATIONAL
(162 Branches)
(1 LPO)
First Midwest
(108 Branches)
(1 LPO)
Minnesota
Minneapolis / St. Paul
Wisconsin
Michigan
Madison
Milwaukee
Grand Rapids
Iowa
Quad Cities
Chicago
Ann Arbor
Cleveland
Indiana
Ohio
Illinois
Indianapolis
St. Louis
Missouri
Louisville
Lexington
Evansville
Kentucky

…With Enhanced Scale

Top Midwest Banks by Assets

		Assets ($B)
1	U.S. Bancorp	$553.4B
2	Fifth Third Bancorp	$206.9B
3	KeyCorp	$176.2B
4	Huntington + TCF	$175.2B
5	Wintrust Financial Corp.	$45.7B
	Old National + First Midwest	**$45.0B**
6	UMB Financial Corp.	$34.7B
7	Associated Banc-Corp	$34.6B
8	Commerce Bancshares	$33.3B
9	First National of Nebraska	$24.8B
10	**Old National Bancorp**	**$23.7B**
11	**First Midwest Bancorp**	**$21.2B**

Deposits by State



IL 42%
IN 30%
$34.5B
MN 12%
WI 8%
MI 5%
KY + IA 3%

Building a First-Class Midwestern Commercial Bank

Source: S&P Global Market Intelligence. Deposit data as of 6/30/20 and estimated pro forma for pending or recently completed transactions per S&P Global.

…Operating in Dynamic Markets

Chicago, IL
($13.9B Dep. / #10 Rank)



- 9.4M (population) — **#1** MSA by pop. and GDP in the Midwest (#3 in USA by GDP)
- $709B (GDP) — **354k** businesses in MSA

Indianapolis, IN
($1.4B Dep. / #13 Rank)



- 2.1M (population) — **28M** annual visitors from conferences and sporting events
- $145B (GDP) — **3** Fortune 500 companies

Grand Rapids, MI
($367M Dep. / #14 Rank)



- 1.1M (population) — **Top 10** emerging cities by Global Trade Magazine
- $63B (GDP) — **$2B+** invested in downtown Grand Rapid's Medical Mile since 2000

Minneapolis, MN
($3.6B Dep. / #8 Rank)



- 3.7M (population) — **#1** Fortune 500 companies per capita
- $274B (GDP) — **50%** faster projected pop. growth vs. national average

Milwaukee, WI
($1.3B Dep. / #9 Rank)



- 1.6M (population) — **#1** largest city in Wisconsin
- $107B (GDP) — **#9** deposit market share rank

Madison, WI
($0.8B Dep. / #10 Rank)



- 819k (population) — **50%** of population under 30
- $52B (GDP) — **#2** largest city in Wisconsin

St. Louis, MO
(1 Loan Production Office)



- 2.8M (population) — **#4** largest MSA in the Midwest
- $173B (GDP) — **8** Fortune 500 companies

Louisville, KY
($302M Dep. / #16 Rank)



- 1.3M (population) — **#1** largest city in Kentucky
- $74B (GDP) — **>16M** annual visitors from conferences or events

Evansville, IN
($3.0B Dep. / #1 Rank)



- 315k (population) — **#3** largest city in Indiana
- $19B (GDP) — **#1** deposit market share rank

Source: S&P Global Market Intelligence, Bureau of Labor Statistics, Indianapolis Chamber of Commerce, Madison Chamber of Commerce, Louisville Visitor Center and Grand Rapids Office of Tourism.
Note: Deposit data pro forma for pending acquisitions; data as of 6/30/20.

Relationship Focused Bank Positioned to Compete with Money Center and Super-Regionals

Old National Advantages

- ✓ Local expertise within key Midwestern markets
- ✓ Speed to market with local credit decisioning
- ✓ Strong SBA, mortgage and treasury management capabilities
- ✓ Geographic mix of vibrant Midwest markets

Together

- ✓ Broader footprint, larger balance sheet
- ✓ Deeper bench and talent development
- ✓ Increased product breadth and capability to serve larger clients and selectively increase hold positions
- ✓ Strong, low-cost core-funded deposit base
- ✓ More robust capital markets platform
- ✓ Enhanced opportunity to grow treasury management
- ✓ #7 largest wealth management platform in the country among banks <$100B in assets[1]
- ✓ Robust and efficient mortgage banking platform

First Midwest Advantages

- ✓ Strong corporate banking platform
- ✓ Expertise in specialized industry niches, such as healthcare
- ✓ Leasing and structured lending capabilities
- ✓ Established and growing RIA platform

1. Ranked by gross revenue from fiduciary activities for the year ended 12/31/20. Includes U.S.-headquartered depositories with MRQ assets less than $100 billion. Excludes merger targets, MOE participants, trust companies and subsidiaries of foreign organizations.

Complementary Business & Product Mix

Old National | **First Midwest** | **Pro Forma**

Loan HFI Composition


73% Commercial
Other 2%
Other Consumer 7%
PPP 8%
Commercial 20%
Home Equity 4%
CRE-OO 12%
Residential RE 16%
$13.9B
Non-OO CRE 31%

Q1 '21 Yield: 3.68%

➕


71% Commercial
Other Consumer 3%
Other 2%
PPP 7%
Home Equity 5%
Commercial 30%
Residential RE 21%
$15.2B
CRE-OO 9%
Non-OO CRE 23%

Q1 '21 Yield: 3.63%

=


72% Commercial
Other 2%
Other Consumer 5%
PPP 8%
Home Equity 5%
Commercial 25%
CRE-OO 10%
Residential RE 19%
$29.1B
Non-OO CRE 26%

Q1 '21 Yield: 3.65%

Deposit Composition


Time 6%
Non-IB Demand 34%
Money Market & Savings 32%
$17.8B
IB-Trans. 28%

Q1 '21 Cost: 0.07%
Loans HFI / Deposits: 78%

➕


Time 12%
Non-IB Demand 37%
Money Market & Savings 34%
$16.6B
IB-Trans. 17%

Q1 '21 Cost: 0.08%
Loans HFI / Deposits: 91%

=


Time 9%
Non-IB Demand 36%
Money Market & Savings 33%
$34.5B
IB-Trans. 22%

Q1 '21 Cost: 0.08%
Loans HFI / Deposits: 84%

Source: S&P Global Market Intelligence.
Financial data as of 3/31/21. Excludes any purchase accounting adjustments.

Outstanding, Best-in-Class Core Deposit Bases

Combination of two low-cost deposit bases provides funding for future growth

95% core funded[1]

Excess liquidity with 84% loan HFI / deposit ratio

Well-positioned for rising rates

Cost of Deposits (%)



Q4 '16 – Q4 '18 Deposit Beta[2]
18.3%
27.0%
44.0%
ONB
FMBI
$30B - $60B Asset Banks
0.21%
0.23%
0.32%
0.55%
0.81%
0.40%
0.17%
0.16%
0.17%
0.19%
0.32%
0.48%
0.18%
0.07%
0.12%
0.11%
0.15%
0.33%
0.60%
0.25%
0.08%
2015
2016
2017
2018
2019
2020
Q1 '21
ONB
FMBI
$30B - $60B Asset Banks

Q1 '21 Cost of Deposits (%)



Pro Forma
0.08%
Median
0.17%

Source: S&P Global Market Intelligence. Peers include major exchange traded banks headquartered nationwide with assets between $30 and $60 billion. Excludes merger targets and MOE participants.

1. Defined as total deposits less time deposits >=$100k.
2. Deposit beta defined as the change in the cost of interest-bearing deposits divided by the change in the Fed Funds rate.

Well-Diversified Revenue Streams

$33 billion[1] in assets under management with $87 million in wealth management revenue in 2020

Further diversifies combined revenue streams

Fee income mix well-positioned across all economic backdrops

Expanded opportunities for cross-sell and new product lines

Pro Forma Operating Revenue[2]



FTE Net Interest Income 76%
$1.6B

Pro Forma Non-Interest Income[2]



Mortgage Banking 22%
Capital Markets Income 8%
Other Fee-based Income 3 8%
Other Income 4 10%
Wealth Management 23%
Service Charges 20%
Debt / ATM Fees 9%
~$400M

Pro forma 7th largest wealth management platform among banks <$100B[5]

Source: S&P Global Market Intelligence and Company filings.

1. As of 3/31/21.
2. For the year ended 12/31/20. Excludes securities gains and swap costs.
3. Includes investment product fees, and other service charges, commissions and fees.
4. Includes BOLI income, merchant processing fees, insurance premiums/incentives, safe deposit box rentals, miscellaneous recove ries and gains on the sales of various assets.
5. Ranked by gross revenue from fiduciary activities for the year ended 12/31/20. Includes U.S.-headquartered depositories with MRQ assets less than $100 billion. Excludes merger targets, MOE participants, trust companies and subsidiaries of foreign organizations.

Partnership Will Accelerate Technology Goals

Best-of-Breed Technology

Transform the combined technology platforms, **selecting the best providers**

Leverage the **best talent between organizations**

Leverage Scale

Create capacity for **incremental technology investments**

Drive out costs by **leveraging size** and bargaining power

Gain efficiencies through automation by enabling faster and smarter ways of doing business

Exceed Customer Expectations

Strengthen digital channels and transform products and services through innovation and **advanced technology**

Enable **new partnerships** with Fintechs and technology leaders

Combination of existing technology roadmaps of both parties enhances capabilities to deliver unparalleled client service

- Wealth Management Insights
- CRM
- Commercial Loan Origination
- Digital Experience
- Data Analytics / Customer 360
- Payments

Thorough and Collaborative Due Diligence Process

By The Numbers

	Old National		First Midwest	
	50+ ONB internal participants	**~50** External participants, including consultants and advisors	**50+** FMBI internal participants	**~50** External participants, including consultants and advisors
	80% FMBI commercial loans reviewed	**100%** FMBI consumer loans reviewed / modeled	**80%** ONB commercial loans reviewed	**100%** ONB consumer loans reviewed / modeled

Disciplined & Experienced With M&A

- Both Old National and First Midwest management and employees have significant acquisition and integration experience
  - Combined management team has successfully completed and integrated 17 bank M&A transactions over the last 10 years
- Integration process will evaluate and reflect best practices and people at each bank

Thorough Due Diligence Process

- Comprehensive process led by Old National and First Midwest senior leadership teams
  - Significant alignment in credit philosophy, approach and risk appetite
  - Strong risk and compliance culture throughout each organization
- Collaborative, detailed review of both companies' cost structure and expected synergies
- Extensive credit due diligence performed by both companies, including thorough loan file review to assess risk appetite, underwriting practices, loan administration and risk rating accuracy

Diligence Focus Areas

Credit	Technology and Operations
Consumer / Digital Banking and Mortgage	Balance Sheet, Liquidity and Capital
Enterprise Risk Management	Finance, Tax and Accounting
Vendor Risk Management	Commercial and Treasury Management
Internal Audit and Legal	CECL and Stress Testing
Human Resources	Wealth Management
Marketing and Communications	Regulatory and Compliance

Key Financial Assumptions

Earnings	Projections based on Wall Street consensus net income estimates[1]
Expense Synergies	Identified ~$109 million of full run-rate savings, representing 11% of combined noninterest expense Realized 75% in 2022E and 100% thereafter
Revenue Synergies	Expected but not included
One-Time Merger Costs	One-time pre-tax merger expenses of $181 million Fully-realized in pro forma tangible book value estimate at closing
Loan Fair Value Estimates	Total gross credit mark of $243 million pre-tax, or ~1.6% of FMBI's gross loan portfolio and 1.0x FMBI's ACL[2] $97 million (40%) of the total mark allocated to purchase credit deteriorated (PCD) loans, recorded into ACL $146 million (60%) of the total mark allocated to non-PCD loans, recorded as a net of loan discount Accreted into earnings over 4 years using sum-of-the-years digits Non-PCD CECL reserve of $146 million established day-2 through provision expense[2] Represents CECL "double count" – included in pro forma tangible book value at closing Positive loan interest rate mark of $55 million pre-tax, amortized over 4 years using sum-of-the-years digits
Intangibles	Core deposit intangible of $73 million, or 0.50% of non-time deposits, amortized sum-of-years digits over 10 years Customer relationship intangible of $58 million, amortized sum-of-years digits over 13 years
Other Fair Value Estimates	$81 million after-tax write-up (write-down to equity) of time deposits, borrowings and preferred equity $9 million after-tax write-up of AFS securities (write-up to equity) $11 million after-tax write-up of fixed assets and leases (write-up to equity)

1. See page 22 and 23 for additional information regarding Old National and First Midwest's utilization of projections based on Wall Street consensus estimates.
2. Credit mark calculated as of 3/31/21 and is expected to approximate FMBI's ACL at closing of approximately $219M per Wall Street consensus estimates.

Attractive Scale, Profitability & Shareholder Value Creation

Market Cap	Gross Loans	Deposits	AUM
$6.5B[1]	$29B	$34B	$33B

22%[2]	35%[2]	3.2 Yrs[3]	~15%[4] ROATCE	~10.5% CET1	~$920M[5]
EPS Accretion To ONB	EPS Accretion To FMBI	Crossover TBVPS Earnback	Top Quartile Profitability	Robust Capital	NPV of Synergies

Financial data as of 3/31/21. Excludes any purchase accounting adjustments.

1. Combined market cap includes NPV of cost synergies. Market data as of 5/28/21.
2. Based on 2022 consensus net income estimates for both companies, excluding share buybacks. Assumes fully realized cost saving sduring 2022 and excluding restructuring charges for illustrative purposes.
3. Calculated on when pro forma tangible book value per share crosses over and begins to exceed projected standalone ONB tangible book value per share. Fully inclusive of merger expenses and CECL "double count."
4. Pro forma financial metrics at close assume consensus average estimates per FactSet for each company and other purchase accounting adjustments further outlined in the presentation.
5. Value of net synergies based on annual after-tax cost synergies capitalized assuming a 13.0x P/E multiple less after-tax one-time merger expenses.

A Premier Regional Bank…With Community Bank DNA

Each Bank Has A Strong Dedication to its Communities – 2020 Highlights:

OLD NATIONAL BANCORP

Highlights

- $6.8 million invested in our communities through sponsorships and foundation grants
- Provided $576 million in CRA-eligible loan originations to small businesses and small farms
- Provided $306 million in CRA-eligible community development loans supporting affordable housing & economic development
- Over 29,000 hours of volunteer time
- More than 1 million volunteer hours since 2005
- Nearly 5,000 individuals impacted through financial literacy education programs

Accolades

First Midwest Bancorp, Inc.

Highlights

- 25+ consecutive years Outstanding CRA rating
- $5.0 million invested in our communities through contributions, sponsorships and foundation commitments
- $452 million in CRA-eligible loan originations to small businesses/farms and investments
- Provided $265 million in CRA-eligible community development loans supporting affordable housing and economic development
- Substantial volunteer hours (including non-profit board service) over sustained period of time
- 8,000 individuals impacted through financial literacy education programs[1]

Accolades

1. For the year ended 12/31/19.

Old National + First Midwest: Benefitting All Constituents

Creates a community bank with the scale to compete with money center and super-regional banks

Clients

- Greater capabilities and expanded product suite
- Greater scale drives technology investment and progress
- Larger wealth platform increasing capabilities for our clients
- Greater lending limits
- Leverage existing infrastructure to drive better customer experience

Communities

- Continued commitment to diversity, equity and inclusion across the combined footprint
- ESG considerations to remain key underpinning of all policies, procedures and principles
- Stewards of our communities via volunteerism, philanthropy and encouragement of economic and social momentum
- Limited overlap minimizes disruption to the communities we serve

Associates

- Strong cultural alignment
- Shared beliefs and company missions
- Balanced leadership composition will be inclusive of each team
- Emphasis on continuing associate development and career mobility
- Transparent corporate governance and ethical business practices
- Strengthens ability to recruit and retain top-tier talent

Shareholders

- Significant earnings accretion
- Unlocks significant franchise value via scale and improved efficiencies
- Benefits of synergies accrue to both sets of shareholders
- Potential revenue opportunities
- Positions the pro forma company as the Midwest's leading financial services provider

Appendix

Top Pro Forma Geographies

Pro Forma – Top States[1]

Pro Forma – Top 10 MSAs[1]

No.	Top MSAs	Pro Forma Rank	Branches	Dep. in Mkt. ($M)	Deposit Share (%)
1	Chicago, IL	10	94	$13,931	2.7%
2	Minneapolis-St. Paul, MN[3]	8	28	$3,585	1.7%
3	Evansville, IN[2]	1	13	$3,023	38.3%
4	Indianapolis, IN	13	20	$1,399	2.1%
5	Milwaukee, WI	9	7	$1,299	1.7%
6	Madison, WI	10	11	$819	3.7%
7	Bloomington, IN	2	5	$774	24.4%
8	Terre Haute, IN	2	5	$439	13.5%
9	Jasper, IN	2	5	$383	19.7%
10	Fort Wayne, IN	8	4	$381	4.9%
	Top 10 MSAs Total		**192**	**$26,031**	

Source: S&P Global Market Intelligence. Includes banks, savings banks and thrifts only.

1. Deposit data as of 6/30/20 and is estimated pro forma for pending or recently completed transactions per S&P Global.
2. Branch count excludes 3 “Mobile Limited” (zero deposit) facilities in Evansville.
3. Branch count excludes 1 “Administrative” (zero deposit) facility in Saint Louis Park.

A Bigger Player in the Fragmented Chicago Market

Chicago MSA Historical Deposit Market Share

2010

Rank	Institution	Total Assets ($B)	Dep. Share (%)	Dep. In Chicago ($B)	% of Franchise (%)
1	JPMorgan Chase & Co.	$2,118	17.3%	$49	5%
2	Bank of America Corp.	$2,265	11.2%	$32	3%
3	Bank of Montreal	$412	9.4%	$27	11%
4	The PNC Financial Services Group Inc.	$264	4.6%	$13	7%
5	Northern Trust Corp.	$84	4.5%	$13	20%
6	Wintrust Financial Corp.	$14	3.6%	$10	95%
7	Citigroup Inc.	$1,914	3.5%	$10	1%
~~8~~	~~PrivateBancorp Inc.~~	~~$12~~	~~3.2%~~	~~$9~~	~~86%~~
9	Fifth Third Bancorp	$111	3.1%	$9	11%
~~10~~	~~MB Financial Inc.~~	~~$10~~	~~3.0%~~	~~$8~~	~~100%~~
11	U.S. Bancorp	$308	2.1%	$6	3%
~~12~~	~~NatWest Group PLC~~	~~$2,276~~	~~2.0%~~	~~$6~~	~~1%~~
13	First Midwest Bancorp Inc.	$8	2.0%	$6	85%
~~14~~	~~FirstMerit Corp.~~	~~$14~~	~~1.3%~~	~~$4~~	~~32%~~
~~15~~	~~TCF Financial Corp.~~	~~$18~~	~~1.2%~~	~~$3~~	~~29%~~
16	Wells Fargo & Co.	$1,258	1.1%	$3	0%
~~17~~	~~Taylor Capital Group Inc.~~	~~$4~~	~~1.1%~~	~~$3~~	~~100%~~
18	Byline Bancorp Inc.	$3	0.9%	$3	100%
~~19~~	~~American Chartered Bancorp Inc.~~	~~$2~~	~~0.8%~~	~~$2~~	~~100%~~
20	First American Bank Corp.	$3	0.8%	$2	98%

2015

Rank	Institution	Total Assets ($B)	Dep. Share (%)	Dep. In Chicago ($B)	% of Franchise (%)
1	JPMorgan Chase & Co.	$2,352	22.8%	$97	7%
2	Bank of Montreal	$491	12.4%	$88	15%
3	Bank of America Corp.	$2,145	10.8%	$42	3%
4	Northern Trust Corp.	$117	8.3%	$32	33%
5	Wintrust Financial Corp.	$23	4.2%	$16	87%
6	Fifth Third Bancorp	$141	3.9%	$15	14%
7	The PNC Financial Services Group Inc.	$358	3.1%	$12	5%
~~8~~	~~PrivateBancorp Inc.~~	~~$17~~	~~3.1%~~	~~$12~~	~~83%~~
9	Citigroup Inc.	$1,731	3.1%	$12	1%
10	U.S. Bancorp	$422	2.9%	$11	4%
~~11~~	~~MB Financial Inc.~~	~~$16~~	~~2.8%~~	~~$11~~	~~94%~~
12	First Midwest Bancorp Inc.	$10	2.0%	$8	94%
13	Wells Fargo & Co.	$1,788	1.6%	$6	0%
~~14~~	~~TCF Financial Corp.~~	~~$21~~	~~1.5%~~	~~$6~~	~~34%~~
15	Associated Banc-Corp	$28	0.9%	$4	17%
~~16~~	~~FirstMerit Corp.~~	~~$26~~	~~0.7%~~	~~$3~~	~~13%~~
~~17~~	~~American Chartered Bancorp Inc.~~	~~$3~~	~~0.6%~~	~~$3~~	~~96%~~
18	Byline Bancorp Inc.	$2	0.6%	$2	100%
19	First Bancshares Inc.	$3	0.6%	$2	89%
~~20~~	~~Standard Bancshares Inc.~~	~~$2~~	~~0.6%~~	~~$2~~	~~99%~~

Today

Rank	Institution	Total Assets ($B)	Dep. Share (%)	Dep. In Chicago ($B)	% of Franchise (%)
1	JPMorgan Chase & Co.	$3,689	21.6%	$112	6%
2	Bank of Montreal	$761	16.2%	$84	19%
3	Bank of America Corp.	$2,970	9.0%	$46	3%
4	Northern Trust Corp.	$164	6.7%	$34	28%
5	Wintrust Financial Corp.	$46	6.5%	$34	95%
6	Fifth Third Bancorp	$207	5.6%	$29	19%
7	Canadian Imperial Bank of Commerce	$612	5.3%	$27	7%
8	The PNC Financial Services Group Inc.	$578	3.2%	$16	4%
9	Citigroup Inc.	$2,314	3.0%	$15	1%
10	ONB + FMBI	$45	2.7%	$14	43%
11	U.S. Bancorp	$553	2.5%	$13	3%
12	Huntington Bancshares Inc.[1]	$175	2.0%	$10	8%
13	Wells Fargo & Co.	$1,960	1.7%	$9	1%
14	Byline Bancorp Inc.	$7	1.0%	$5	99%
15	Associated Banc-Corp	$35	0.7%	$4	14%
16	First American Bank Corp.	$6	0.7%	$4	86%
17	First Bancshares Inc.	$6	0.7%	$4	83%
18	Old Second Bancorp Inc.	$3	0.5%	$2	99%
19	West Suburban Bancorp Inc.	$3	0.5%	$2	100%
20	First Busey Corp.[1]	$12	0.4%	$2	22%

Source: S&P Global Market Intelligence. "Today" deposit data as of 6/30/20 and estimated pro forma for pending or recently completed transactions per S&P Global. Reflects retail deposits per S&P Global. Total asset figures as of year-end for 2010 and 2015 and 3/31/21 for "Today".

1. Estimated pro forma for pending acquisition.

Pro Forma Earnings Per Share Reconciliation

	$M
Old National 2022 net income consensus mean estimate[1]	$229
First Midwest 2022 net income consensus mean estimate[1]	$162
After-tax transaction adjustments	
Fully phased-in cost savings[2]	$82
Cost of financing	(1)
Add-back of First Midwest standalone intangible amortization expense	8
Core deposit intangible amortization[3]	(10)
Customer relationship intangible amortization[4]	(6)
Fair market value adjustments amortization[5]	(4)
Non-Purchase Credit Deteriorated loan credit mark accretion under CECL[6]	39
Pro Forma 2022 Old National net income	$499
Old National weighted average diluted shares outstanding	166
Shares issued to First Midwest	130
Pro forma weighted average shares outstanding	296
Old National 2022 standalone EPS[7]	$1.38
First Midwest 2022 standalone EPS[7]	$1.42
Old National 2022 pro forma EPS	**$1.68**
$ EPS accretion to Old National	**$0.30**
% EPS accretion to Old National	**22.1%**
Pro forma 2022 EPS	$1.68
(x) Fixed exchange ratio	1.1336x
Pro forma 2022 EPS attributable to First Midwest	$1.91
$ EPS accretion to First Midwest	**$0.49**
% EPS accretion to First Midwest	**34.5%**

1. During mutual due diligence and utilized in the fairness opinions, Old National provided 2022 Net Income and Earnings Per Share of $242 million and $1.46, respectively. First Midwest provided 2022 Net Income and Earnings Per Share of $206 million and $1.81, respectively. First Midwest further provided prospective 2022 Adjusted Net Income and Adjusted Earnings Per Share, reflecting normalized provisions for credit losses, of $177 million and $1.55, respectively. These forecasts are not necessarily predictive of actual future results. See disclaimer on page 2.
2. $109 million in pre-tax cost savings on a fully synergized basis.
3. Core deposit intangible equal to 0.50% of FMBI's non-time deposits, amortized over 10 years using sum-of-years digits.
4. Customer relationship intangible equal to 0.41% of FMBI's assets under management, amortized over 13 years using sum-of-years digits.
5. Estimated fair value marks accreted/amortized back through earnings based on the estimated expected lives of individual assets and liabilities.
6. Non-Purchase Credit Deteriorated credit mark is accreted into earnings over 4 years using sum-of-years digits.
7. Excludes share buybacks for illustrative purposes.

Purchase Accounting Summary

	$M	Millions of Basic Shares	$ per share
Old National tangible book value as of March 31, 2021[1]	$1,900	166	$11.47
(+) Three quarters of consensus earnings prior to close[2]	193		
(-) Three quarters of consensus common dividends	(70)		
(+) Amortization of existing intangibles	8		
Standalone Old National tangible book value at close	$2,031	166	$12.26
Pro forma			
Standalone Old National tangible book value at close	$2,031	166	$12.26
(+) Merger consideration	2,484	130	
(-) Goodwill and intangibles created[3]	(939)		
(-) After-tax restructuring expenses	(144)		
Pro forma Old National tangible book value at close	$3,432	296	$11.59
(-) Day 2 CECL Non-Purchase Credit Deteriorated reserve[4]	(98)		
Pro forma Old National tangible book value	$3,333	296	$11.26
$ dilution to Old National			**($1.00)**
% dilution to Old National			**(8.2%)**
Tangible book value per share earnback (crossover)			**3.2 Yrs**

	$M
Merger consideration to common	$2,484
Standalone First Midwest tangible book value at close	$1,583
(-) Net impact of fair value adjustments after-tax	(20)
(+) Elimination of DTL on intangibles at close	15
Adjusted tangible book value at close	$1,578
Excess over adjusted tangible book value	$906
(-) Core deposit intangible created	(73)
(+) DTL on CDI	18
(-) Customer relationship intangible created	(58)
(+) DTL on CRI	15
Goodwill created	$807
Goodwill and intangibles created[3]	**$939**

Note: Pro forma metrics projected to closing based on financial data as of March 31, 2021; Market data as of 5/28/21.

1. Old National tangible book value equal to common shareholders equity less goodwill and other intangible assets. See page 25 for reconciliation to GAAP Financial measures.
2. During mutual due diligence and utilized in the fairness opinions, Old National provided 2021 Net Income and Earnings Per Share of $271 million and $1.63, respectively. First Midwest provided 2021 Net Income and Earnings Per Share of $170 million and $1.51, respectively. These forecasts are not necessarily predictive of actual future results. See disclaimer on page 2.
3. Based on assumptions as of announcement date; Subject to change at transaction closing.
4. Credit mark calculated as of 3/31/21 and is expected to approximate FMBI's ACL at closing of approximately $219M per Wall Street consensus estimates.

Capital & Reserve Coverage – Holding Company



CET1 Ratio (%)
12.0%
10.2%
10.5%
ONB
FMBI
Pro Forma at Close
3/31/21



TCE / TA(%)1
8.4%
7.4%
7.9%
ONB
FMBI
Pro Forma at Close
3/31/21



Tier 1 Ratio (%)
12.0%
11.7%
11.3%
ONB
FMBI
Pro Forma at Close
3/31/21



Total RBC Ratio (%)
12.8%
14.3%
12.7%
ONB
FMBI
Pro Forma at Close
3/31/21



ALL / Loans HFI (%)
ALL + Credit Mark
0.82%
1.55%
1.94%
1.17%
ONB
FMBI
Pro Forma at Close
3/31/21

Source: S&P Global Market Intelligence.
Note: Pro forma metrics based on assumptions as of announcement date; Subject to change at transaction closing.
1. See page 25 for reconciliation to GAAP Financial measures.

Reconciliations to GAAP Financial Measures

($ in thousands, except per share data)

Tangible Common Equity:

	ONB	FMBI	
Common Shareholders' Equity (GAAP)	$2,979,447	$2,422,815	A
Less: Goodwill (GAAP)	1,036,994	861,414	B
Less: Other Intangibles (GAAP)	42,939	67,560	C
Tangible Common Shareholders' Equity (Non-GAAP)	$1,899,514	$1,493,841	D = A - B - C
Tangible Assets:			
Total Assets (GAAP)	$23,744,451	$21,208,591	E
Less: Goodwill (GAAP)	1,036,994	861,414	B
Less: Other Intangibles (GAAP)	42,939	67,560	C
Tangible Assets (Non-GAAP)	$22,664,518	$20,279,617	F = E - B - C
Tangible Common Equity / Tangible Assets (Non-GAAP)	8.4%	7.4%	G = D / F
Tangible Book Value Per Share:			
Tangible Common Shareholders' Equity (Non-GAAP)	$1,899,514	$1,493,841	D
3/31/21 Common Shares Outstanding	165,676	114,196	H
Tangible Book Value Per Share (Non-GAAP)	$11.47	$13.08	I = D / H

OLD NATIONAL BANCORP®

First Midwest Bancorp, Inc.